Exhibit 99.1
Gerber Scientific, Inc. Reports Fiscal 2010 Second Quarter Results

SOUTH WINDSOR, CT – December 7, 2009 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal 2010 second quarter ended October 31, 2009. In accordance with U.S. generally accepted accounting principles, FOBA Technology + Services GmbH (“FOBA”), ND Graphics (both sold in September 2009) and Spandex Poland (closed in October 2009) have been reflected as discontinued operations for all periods reported.

Summary of Results from Continuing Operations for FY 2010 Second Quarter versus FY 2009 Second Quarter

▪
Reported revenue declined 15.7% to $120.2 million from $142.6 million. Core business was down 17.7% including the effects of currency fluctuations, which increased revenue by $1.1 million, or 0.7%, while acquisitions completed after the fiscal 2009 first quarter added incremental revenue of $2.5 million, or 1.8%;

▪
Gross profit was $35.2 million or 29.3% of sales versus $41.4 million or 29.0% of sales. Gross profit and margin reflected the adverse impact of significantly lower sales volume and the resulting impact of lower manufacturing cost absorption, as well as a less favorable sales mix, partially offset by cost reductions. In addition, gross profit and margin in the current quarter benefited from $1.3 million of patent license revenue and the favorable contribution from acquisitions;

▪
Selling, general and administrative (SG&A) expenses declined $2.3 million to $27.8 million, or 23.1% of sales, compared with $30.2 million, or 21.2% of sales, due to expense reduction initiatives. R&D spending was down $1.2 million to $4.5 million;

▪
Operating income was $2.9 million, or a 2.4% operating margin, compared with $5.6 million of operating income and an operating margin of 3.9%, reflecting the impact of significantly lower gross profit moderated by cost savings measures;

▪
Income from continuing operations was $1.9 million or $0.08 per diluted share, compared with $6.4 million or $0.26 per diluted share. Net income was $0.5 million or $0.02 per diluted share, compared with $6.1 million or $0.25 per diluted share. Net income in the current and prior year second quarters included non-recurring tax benefits of $0.7 million, or $0.03 per diluted share, and $3.4 million, or $0.14 per diluted share, respectively;

▪	Net cash flows from operations, less capital expenditures, totaled $0.4 million compared with $5.2 million, due principally to the lower net income in the current quarter;

▪	Total outstanding debt was reduced by $9.5 million in the current quarter. Total debt has been reduced by $22.5 million since the Company’s April 30, 2009 fiscal year end.

“Despite weak market conditions and difficult year-over-year comparisons, revenue from continuing operations on a sequential basis appears to have stabilized, which gives us further conviction that our markets have bottomed,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Equally important, order activity strengthened in the quarter and was up roughly ten percent from the fiscal 2009 fourth quarter with gains across all business segments. We also continued to tightly manage controllable expenses, which resulted in an eight percent, or $2.3 million, decline in SG&A expenses from a year ago – which was on top of a $2.3 million decline last year in the second quarter, when we initiated our aggressive cost cutting actions.”

Mr. Giles added, “We continued to make important progress in the execution of our business strategy by completing the sales of our non-core FOBA and ND Graphics business units, which generated net proceeds of approximately $13.0 million and allowed us to reduce our debt by an additional $9.5 million in the quarter. Year to date, we’ve reduced outstanding debt by $22.5 million and we also successfully amended our credit agreement in November to further increase our flexibility under the facility. As a result of the increased flexibility, we were able to complete the acquisition of Yunique Solutions Inc. last week, a product lifecycle management (PLM) software solutions developer that expands and advances Gerber’s technology platform and capabilities in the fashion industry. Plus, we were able to cease the non-profitable aftermarket operations of a small facility in Poland during the quarter and are continuing to aggressively seek opportunities to lower our cost structure even further.”

Outlook and Guidance
“With the improved quote and order activity during the quarter, we are more optimistic that we are beginning to see a rebound in our markets,” said Mr. Giles. “We’ve seen several encouraging signs in recent weeks including increased quote and order activity overall for systems and aftermarket products, and especially from China, which is an important growth market for us. Several of our business units have also reported increased attendance and a higher level of interest for our new products at recent trade shows. However, we will remain cautious in the near term, especially due to the seasonality of our business, and will continue to tightly manage expenses and limit R&D to sustaining projects until we are more confident that the recovery is fully underway and sustainable. However, when the economy and our markets rebound, we are confident that we will be able to leverage our improved cost structure to deliver higher earnings.”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719-325-4834 and provide the operator with confirmation code 1420745 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, continued adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands, except per share data	2009	2008	2009	2008
Revenue:
Product sales	$103,546	$123,760	$197,310	$252,950
Service sales	16,614	18,793	33,438	37,768
	120,160	142,553	230,748	290,718

Cost of Sales:
Cost of products sold	74,646	88,811	143,430	183,624
Cost of services sold	10,294	12,337	20,071	25,345
	84,940	101,148	163,501	208,969

Gross profit	35,220	41,405	67,247	81,749

Selling, general and administrative expenses	27,817	30,155	51,967	62,718
Research and development	4,532	5,698	8,960	11,931
Operating income	2,871	5,552	6,320	7,100

Other income (expense), net	(394)	(412)	(1,399)	(537)
Interest expense	(918)	(748)	(1,860)	(1,287)
Income from continuing operations before income taxes	1,559	4,392	3,061	5,276
Income tax benefit	(374)	(1,973)	(15)	(1,813)
Income from continuing operations	1,933	6,365	3,076	7,089
Loss from discontinued operations, net of tax	(1,474)	(271)	(2,103)	(314)
Net income	$459	$6,094	$973	$6,775

Basic earnings (loss) per common share:
Continuing operations	$0.08	$0.27	$0.12	$0.30
Discontinued operations	(0.06)	(0.02)	(0.08)	(0.02)
Basic earnings per common share	$0.02	$0.25	$0.04	$0.28
Diluted earnings (loss) per common share:
Continuing operations	$0.08	$0.26	$0.12	$0.29
Discontinued operations	(0.06)	(0.01)	(0.08)	(0.01)
Diluted earnings per common share	$0.02	$0.25	$0.04	$0.28

Weighted average shares outstanding:
Basic	24,907	23,965	24,759	23,865
Diluted	24,956	24,087	24,782	24,047

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2009	2008	2009	2008
Sign Making and Specialty Graphics:
Gerber Scientific Products	$13,375	$18,954	$24,262	$33,519
Spandex	55,689	62,581	108,827	131,692
Sign Making and Specialty Graphics	69,064	81,535	133,089	165,211
Apparel and Flexible Materials	37,094	45,382	72,154	94,331
Ophthalmic Lens Processing	14,002	15,636	25,505	31,176
Consolidated revenue	$120,160	$142,553	$230,748	$290,718

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(1,240)	$150	$(2,462)	$(1,215)
Spandex	3,492	2,675	6,525	6,128
Sign Making and Specialty Graphics	2,252	2,825	4,063	4,913
Apparel and Flexible Materials	3,298	4,929	7,457	8,595
Ophthalmic Lens Processing	1,625	1,773	2,320	1,888
Segment operating income	7,175	9,527	13,840	15,396
Corporate operating expenses	(4,304)	(3,975)	(7,520)	(8,296)
Consolidated operating income	$2,871	$5,552	$6,320	$7,100

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2009	2008	2009	2008
Equipment and software revenue	$29,880	$43,611	$55,729	$84,983
Aftermarket supplies revenue	73,666	80,149	141,581	167,967
Service revenue	16,614	18,793	33,438	37,768
Consolidated revenue	$120,160	$142,553	$230,748	$290,718

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
	2009	2008	2009	2008
Gross margin	29.3%	29.0%	29.1%	28.1%
Operating margin	2.4%	3.9%	2.7%	2.4%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	October 31, 2009	April 30, 2009

Cash and cash equivalents	$14,443	$10,313
Working capital	$87,808	$92,839
Total debt	$51,000	$73,500
Net debt (total debt less cash and cash equivalents)	$36,557	$63,187
Shareholders' equity	$166,815	$148,302
Total capital (net debt plus shareholders' equity)	$203,372	$211,489
Current ratio	1.96:1	2.02:1
Net debt-to-total capital ratio	18.0%	29.9%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2009	2008	2009	2008

Net cash provided by operating activities	$1,281	$7,915	$15,754	$2,941
Net cash provided by (used for) investing activities	$10,603	$(32,226)	$8,499	$(38,081)
Net cash (used for) provided by financing activities	$(9,638)	$29,725	$(22,050)	$41,637
Depreciation and amortization	$2,508	$2,419	$5,144	$4,826
Capital expenditures	$832	$2,715	$1,992	$4,921

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – ORDERS BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2009	2008	2009	2008
North America	$36,623	$37,608	$68,298	$81,582
Europe	57,248	70,584	113,432	150,740
Rest of world	26,472	18,575	49,738	48,271
Consolidated orders	$120,343	$126,767	$231,468	$280,593